EXHIBIT 99.1

Community Capital Corporation Announces Stock Dividend and Increased Cash Dividend

GREENWOOD, S.C., Oct. 17, 2007 (PRIME NEWSWIRE) -- Community Capital Corporation (Nasdaq:CPBK) announced today that its Board of Directors approved a 15% stock dividend on outstanding CPBK common stock shares. The new shares to be issued as a result of the stock dividend will be distributed on or about November 16, 2007 to shareholders of record as of the close of business on November 2, 2007. Fractional shares will be paid in cash.

The company will maintain its dividend of $0.15 per share, which effectively increases its quarterly cash dividend by 15%. The $0.15 per share dividend will be payable on December 7, 2007 to shareholders of record on November 23, 2007.

William G. Stevens, President and Chief Executive Officer of the company, stated, "This stock dividend and resulting increase in cash dividend to our shareholders continues our commitment of providing a solid return on investment."

Community Capital Corporation is the parent company of CapitalBank, which operates 17 community oriented branches throughout upstate South Carolina that offer a full array of banking services, including a diverse wealth management group. Additional information on CapitalBank's locations and the products and services offered are available at www.capitalbanksc.com .

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Company's actual results, see the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2007.

CONTACT:  Community Capital Corporation
          R. Wesley Brewer, Executive Vice President/CFO
            864-941-8290
            wbrewer@capitalbanksc.com
          Lee Lee M. Lee, Controller/VP of Investor Relations
            864-941-8242
            llee@capitalbanksc.com
          www.comcapcorp.com